CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of ________________, 2005, by and between Ladish Co., Inc., a Wisconsin corporation (the “Company”), and Grace Brothers, Ltd., an Illinois limited partnership (the “Shareholder”).

RECITALS

        A.     Reference is hereby made to the Underwriting Agreement, dated the same date hereof (as amended, modified or supplemented from time to time, the “Underwriting Agreement”), by and among D.A. Davidson & Co. (the “Underwriter”), the Company and the Shareholder. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Underwriting Agreement.

        B.     Pursuant to Section 6 of the Underwriting Agreement, the Company may be required to indemnify the Underwriter, and each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (all such indemnified persons, collectively the “Claimants”) under certain circumstances (as set forth in Section 6 of the Underwriting Agreement, the “Obligations”).

        C.     The Shareholder will derive substantial economic benefit from the consummation of the transactions contemplated by the Underwriting Agreement.

        D.     The Shareholder desires to accept the economic responsibility for the Obligations in accordance with the terms set forth herein.

        NOW, THEREFORE, in consideration of the foregoing recitals (which are incorporated herein), and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

        1.    Reimbursement for Obligations. The Shareholder shall (promptly after receipt of a written request) reimburse the Company for (i) any and all amounts paid by the Company in satisfaction of the Obligations, and (ii) all expenses, costs, fees (including without limitation, reasonable attorneys’ and accountants’ fees and expenses), losses, damages, and liabilities incurred by the Company in contesting, defending, arbitrating or otherwise handling any claim against the Company with respect to the Obligations (collectively, the “Obligation Expenditures”), except to the extent that such Obligations arise or result from any or all of the following acts or omissions: (a) the Company’s willful misconduct, intentional misrepresentation, or fraud, or (b) the Company’s failure to advise the Shareholder of any material fact of which the Company’s senior management had actual knowledge on or prior to the Closing Date (as defined in the Underwriting Agreement) and which is necessary in order to make any information in the Prospectus (as defined in the Underwriting Agreement) not misleading or incorrect.

        2.    Assumption of Defense. The Company shall promptly notify the Shareholder in the event that it receives notice of any actual or potential claim against it by the Underwriter under Section 6 of the Underwriting Agreement (a “Claim”). In the event the Claim, if adversely determined, would obligate the Shareholder to reimburse the Company as provided in this Agreement, the Shareholder shall be entitled to assume all of the Company’s right and obligation, if any, to the defense of the Claim, with counsel reasonably acceptable to the Company, upon the delivery to the Company of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Company and the retention of such counsel by the Shareholder, the Shareholder will not be liable to the Company under this Agreement with respect to the Claim for any Obligation Expenditures subsequently incurred by the Company, provided that (i) the Company shall have the right to employ its own counsel in such action, suit or proceeding at its own expense and (ii) if the Shareholder shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, then the fees and expenses of the Company’s counsel shall be at the expense of the Shareholder, except as otherwise expressly provided by this Agreement. The parties specifically intend that in the event of any conflict between Section 6(d) of the Underwriting Agreement and this Section 2, the provisions of this Section 2 shall control.

        3.    Governing Law; Interpretation. This Agreement shall be interpreted, governed and construed in all respects in accordance with the internal laws of the State of Wisconsin. If any provision hereof, or any paragraph, sentence, clause, phrase or word, or the application thereof, in any circumstances, is adjudicated by a court of competent jurisdiction to be invalid, the validity of the remainder of this Agreement shall be construed as if such invalid part were never included herein.

        4.    Entire Agreement. Except to the extent set forth in the Underwriting Agreement, this Agreement constitutes the entire agreement between the Company and the Shareholder with respect to the subject matter hereof and supersedes all prior such agreements and understandings, both written and oral. This Agreement may not be modified or amended except by a written instrument signed by the Company and the Shareholder.

        5.    Term of Agreement; Successors and Assigns. This Agreement shall continue in full force and effect until the right of the Claimants to seek recovery from the Company under the Underwriting Agreement for any of the Obligations has expired completely. This Agreement shall bind Shareholder and its successors.

        6.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Company shall be directed to it at 5481 South Packard Avenue, Cudahy, Wisconsin 53110, Attention of Wayne E. Larsen and notices to the Selling Shareholder shall be directed to it at 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201, Attention of Brad Whitmore.

        7.    No Third Party Beneficiaries. This Agreement and the covenants and agreements contained herein are solely for the benefit of the Company and its successors. No other person or entity shall be entitled to enforce, make any claims under, nor have any rights pursuant to, this Agreement.

        8.    Counterparts; Fax Signatures. This Agreement may be executed in identical counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement. For purposes of executing and delivering this Agreement or any of the other documents or instruments required hereunder, a signed document transmitted by facsimile machine shall be treated in all manner and respect as an original document.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement as of the day, month and year first above written.

LADISH CO., INC.
By _______________________________
Name:
Title:
GRACE BROTHERS, LTD.
By _______________________________
Name: Bradford T. Whitmore
Title: General Partner

[Signature Page to Contribution Agreement]

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